Exhibit 99.1

 Computer Programs and Systems, Inc. Announces Third Quarter Results


    MOBILE, Ala.--(BUSINESS WIRE)--Oct. 22, 2003--Computer Programs and Systems, Inc. (NASDAQ/NM:CPSI):

    Highlights:

    --  Revenues increased 3.7% to $19.6 million;

    --  Cash collections of $20.7 million;

    --  Positive free cash flow of $2.4 million;

    --  PACS rollout slated for fourth quarter; and

    --  Signed nine new contracts.

    Computer Programs and Systems, Inc. (NASDAQ/NM:CPSI), a leading provider of healthcare information solutions, today announced results for the third quarter and nine months ended September 30, 2003.
    According to David Dye, chief executive officer and president of CPSI, "Our third quarter revenue and income results, which were in line with our guidance, reflect the fact that the community hospital marketplace is in the midst of a difficult reimbursement environment. While we do not know when this trend will improve, our company remains confident of its future prospects. CPSI continues to generate profits and positive cash flow while maintaining no debt. We also sense an increasing realization among hospital management that investment in integrated information technology solutions will become imperative in the future in order to remain competitive."
    Total revenues for the third quarter ended September 30, 2003, increased 3.7% to $19.6 million compared with total revenues of $18.9 million for the prior year. Net income for the quarter ended September 30, 2003, was $1.5 million, or $0.14 per diluted share, compared with net income of $2.1 million, or $0.20 per diluted share, for the prior year, representing decreases of 29.7% and 30.0%, respectively.
    Total revenues for the nine months ended September 30, 2003, increased 11.7% to $59.6 million compared with total revenues of $53.3 million for the prior year. Net income for the nine-month period was $5.6 million, or $0.54 per diluted share, compared with pro forma net income of $5.7 million, or $0.57 per diluted share, for the prior year. Pro forma adjustments reflect the provision for income taxes as if the Company had been taxed as a C corporation for all periods presented. Excluding pro forma adjustments, net income before taxes for the nine months ended September 30, 2002 and 2003, was $9.0 million.
    Mr. Dye continued, "During the third quarter, we added nine new facilities to our client base, bringing the total number of clients added during the first nine months of 2003 to 36 and increasing our customer base to 479 clients as of the end of the third quarter. Our twelve-month backlog as of September 30, 2003, was $60.4 million, consisting of $16.8 million in non-recurring system purchases and $43.6 million in recurring payments in support, outsourcing, ASP and ISP contracts. For the fourth quarter of 2003, we anticipate total revenues of $21 to $22 million and net income of approximately $2.1 to $2.3 million, or $0.20 to $0.22 per diluted share."
    In closing, Mr. Dye said, "We are particularly excited about the anticipated installation of our Picture Archiving and Communication System (PACS) solution, Imagelink, at up to three facilities in the fourth quarter. With the addition of Imagelink to CPSI's other clinical, financial and patient accounting applications, we firmly believe that our company continues to provide community hospitals with the most comprehensive integrated hospital information system in the industry."
    A listen-only simulcast and replay of CPSI's third quarter conference call will be available on-line at www.cpsinet.com and www.fulldisclosure.com on October 23, 2003, beginning at 9:00 a.m. Eastern Time.

    About Computer Programs and Systems, Inc.

    CPSI is a leading provider of healthcare information solutions for community hospitals with approximately 480 client hospitals in 45 states. Founded in 1979, the Company is a single-source vendor providing comprehensive software and hardware products, complemented by complete installation services and extensive support. Its fully integrated, enterprise-wide system automates clinical and financial data management in each of the primary functional areas of a hospital. CPSI's staff of over 650 technical, healthcare, and medical professionals provide system implementation and continuing support services as part of a comprehensive program designed to respond to clients' information needs in a constantly changing healthcare environment. For more information, visit www.cpsinet.com.
    This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as "expects," "anticipates," "estimates," "believes," "predicts," "intends," "plans," "potential," "may," "continue," "should," "will" and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and future financial results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: overall business and economic conditions affecting the healthcare industry; saturation of our target market and hospital consolidations; changes in customer purchasing priorities and demand for information technology systems; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new technology and products in response to market demands; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; failure of our products to function properly resulting in claims for medical losses; government regulation of our products and customers; interruptions in our power supply and/or telecommunications capabilities and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.


                  COMPUTER PROGRAMS AND SYSTEMS, INC.
             Unaudited Condensed Statements of Operations
                 (in thousands, except per share data)

                                  Three Months Ended Nine Months Ended
                                     September 30,     September 30,
                                   ----------------  -----------------
                                    2003     2002     2003      2002
                                   -------  -------  -------  --------
Sales revenues:
 System sales                       $9,082   $9,936  $28,822  $27,650
 Support and maintenance             8,718    7,617   25,467   22,084
 Outsourcing                         1,791    1,344    5,285    3,595
                                   -------  -------  -------  -------
   Total sales revenues             19,591   18,897   59,574   53,329

Cost of sales:
 System sales                        7,171    6,545   20,804   18,905
 Support and maintenance             4,010    3,578   11,939   10,085
 Outsourcing                         1,091      868    3,155    2,216
                                   -------  -------  -------  -------
   Total cost of sales              12,272   10,991   35,898   31,206
                                   -------  -------  -------  -------
   Gross profit                      7,319    7,906   23,676   22,123

Operating expenses:
 Sales and marketing                 1,480    1,660    4,516    4,333
 General and administrative          3,561    3,204   10,349    9,187
                                   -------  -------  -------  -------
   Total operating expenses          5,041    4,864   14,865   13,520
                                   -------  -------  -------  -------

   Operating income                  2,278    3,042    8,811    8,603
Interest income, net                    60       64      153      134
Other                                    3      117       60      226
                                   -------  -------  -------  -------
   Net income before taxes           2,341    3,223    9,024    8,963
Provision for income taxes             880    1,146    3,380      698
                                   -------  -------  -------  -------
   Net income                       $1,461   $2,077   $5,644   $8,265
                                   =======  =======  =======  =======

Basic earnings per share             $0.14    $0.20    $0.54    $0.84
                                   =======  =======  =======  =======
Diluted earnings per share           $0.14    $0.20    $0.54    $0.83
                                   =======  =======  =======  =======

Pro Forma Income Data:
Net income before taxes as reported                            $8,963
Pro forma provision for income taxes                            3,304
                                                              -------
Pro forma net income                                           $5,659
                                                              =======
Pro forma basic earnings per share                              $0.57
                                                              =======
Pro forma diluted earnings per share                            $0.57
                                                              =======
Weighted average shares outstanding:
  Basic                             10,488   10,488   10,488    9,868
  Diluted                           10,525   10,589   10,546    9,907


                  COMPUTER PROGRAMS AND SYSTEMS, INC.
                  Unaudited Condensed Balance Sheets
                            (in thousands)
                                                    Sept. 30, Dec. 31,
                                                      2003     2002
                                                     -------  -------

                                ASSETS

Current assets:
 Cash and cash equivalents                            $9,930   $6,352
 Accounts receivable, net of allowance for doubtful
  accounts of $788 and $768 respectively              10,387   12,599
 Financing receivables, current portion                1,040    1,341
 Inventory                                             1,460    1,615
 Deferred tax assets                                     934    1,006
 Prepaid expenses                                        496      328
 Prepaid income taxes                                    184       --
                                                     -------  -------
   Total current assets                               24,431   23,241

Financing receivables, long-term                         847      841
Property and equipment                                 9,570    8,216
Accumulated depreciation                              (4,099)  (3,389)
                                                     -------  -------

   Total assets                                      $30,749  $28,909
                                                     =======  =======

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                                     $1,122   $2,094
 Deferred revenue                                      2,583    2,348
 Sales and use taxes payable                             139    1,258
 Accrued vacation                                      1,618    1,317
 Other accrued liabilities                               909    1,219
 Income taxes payable                                     --      194
                                                     -------  -------
   Total current liabilities                           6,371    8,430


Stockholders' equity:
 Common stock, par value $0.001 per share,
  30,000,000 shares authorized, 10,488,000
  shares issued and outstanding                           10       10
 Additional paid-in capital                           17,259   17,259
 Deferred compensation                                  (187)    (225)
 Retained earnings                                     7,296    3,435
                                                     -------  -------
   Total stockholders' equity                         24,378   20,479
                                                     -------  -------

   Total liabilities and stockholders' equity        $30,749  $28,909
                                                     =======  =======



    CONTACT: Computer Programs and Systems, Inc., Mobile
             M. Stephen Walker, 251-639-8100